SECURITIES AND EXCHANGE COMMISSION
                        Washington,   D.C.  20549


                                SCHEDULE 13G
                 Under the Securities Exchange Act of 1934
                            (Amendment  No. ___)


                         ASANT<E'> TECHNOLOGIES, INC.
              ________________________________________________
                              (Name of Issuer)


                                COMMON STOCK
              ________________________________________________
                        (Title of Class of Securities)


                              001751-04341210
              ________________________________________________
                               (CUSIP Number)







*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  001751-04341210

______________________________________________________________________________
1.  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          MICHAEL KAUFMAN, Social Security Number ###-##-####
______________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

           A    [X]   MK GLOBAL VENTURES
           B    [ ]

______________________________________________________________________________
3.   SEC USE ONLY

______________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.
______________________________________________________________________________
  NUMBER OF                5.   SOLE VOTING POWER:                   28,333
   SHARES
BENEFICIALLY               6.   SHARED VOTING POWER:                500,000
   OWNED
  BY EACH                  7.   SOLE DISPOSITIVE POWER:              28,333
 REPORTING
PERSON WITH                8.   SHARED DISPOSITIVE POWER:           500,000
______________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         528,333
______________________________________________________________________________
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

         [ ]
______________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         5.7566%
______________________________________________________________________________
12.  TYPE OF REPORTING PERSON

         IN
______________________________________________________________________________

                                  SCHEDULE 13G

ITEM 1(a).   NAME OF ISSUER:

                 ASANT<E'> TECHNOLOGIES, INC.

ITEM 1(b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                 821 Fox Lane
                 San Jose, CA 95131-2312

ITEM 2(a).  NAME OF PERSON FILING:

                 MICHAEL KAUFMAN

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                 MK GLOBAL VENTURES
                 Suite 520, 2471 E. Bayshore Road
                 Palo Alto, CA 94303

ITEM 2(c).  CITIZENSHIP:

                 U.S. CITIZEN

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

                 COMMON STOCK

ITEM 2(e).  CUSIP NUMBER:

                 001751-04341210

ITEM 3.    THE PERSON FILING THIS STATEMENT IS:

                 NOT APPLICABLE

ITEM 4.    OWNERSHIP:

(a) Amount Beneficially Owned:                                        528,333
(b) Percentage of Class:                                               5.7566%
(c) Number of shares as to which such person has:
      (i)   sole power to vote or to direct the vote:                  28,333
     (ii)   shared power to vote or to direct the vote:               500,000
    (iii)   sole power to dispose or to direct the disposition of:     28,333
     (iv)   shared power to dispose or to direct the disposition of:  500,000


ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

              NOT APPLICABLE

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

              NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

              NOT APPLICABLE

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

              NOT APPLICABLE

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP

              NOT APPLICABLE

ITEM 10.   CERTIFICATION

By signing below, I certificate that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                 SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date: February 9, 1998
                                              MICHAEL KAUFMAN
                                        _____________________________________
                                        Michael Kaufman, Director,
                                        Asant<e'> Technologies, Inc.